                                                                   EXHIBIT 20a


            Media Relations:         Investor Relations:
            Roger W. W. Baker        Daniel A. Conforti
            (203) 698-5148           (203) 698-5132



       AMERICAN BRANDS RECEIVES FAVORABLE
       IRS RULING FOR GALLAHER SPIN-OFF


Old Greenwich, CT, May 7, 1997 -- American Brands, Inc. (NYSE-

AMB) today announced that it has received a favorable ruling from the U.S. Internal Revenue Service.  The I.R.S. has ruled that the

Company's previously announced plan to spin off its U.K.-based

Gallaher tobacco business qualifies as a tax-free transaction to

U.S. stockholders.

  The ruling was a key condition necessary for the successful completion of the spin-off.  The Company received shareholder approval at its April 30 Annual Meeting for the spin-off and the change of its name to Fortune Brands, Inc., and is in the process of seeking listing of Gallaher's ordinary shares on the London

Stock Exchange.  Gallaher's ADRs have been approved for listing on the New York Stock Exchange, and Fortune Brands shares will also be listed on the New York Stock Exchange.

  The American Brands Board has set a May 30, 1997 record and payment date for the spin-off and name change.  On June 2,

Fortune Brands will begin trading under the symbol "FO," and

Gallaher ADRs, under the symbol "GLH."

  Chairman and Chief Executive Officer Thomas C. Hays noted

that, "The receipt of this I.R.S. ruling was a key milestone in our plan for the spin-off. At the end of this month, one great company -- American Brands -- will become two:  Fortune Brands and Gallaher -- each with great brands and strong prospects."

              * * * *

  American Brands, Inc. is an international consumer products holding company with headquarters in Old Greenwich, Connecticut.

As noted, following the consummation of the spin-off of Gallaher,

American Brands intends to change its name to Fortune Brands.

Fortune Brands' operating companies have powerhouse brands and leading market positions.  Home and office products consist of hardware and home improvement brands -- including Moen faucets,

Master locks and Aristokraft cabinets sold by units of

MasterBrand Industries -- and office products brands -- including

ACCO World Corporation's Day-Timer and Swingline.  Acushnet

Company's golf brands include Titleist, Cobra, Pinnacle and Foot-

Joy.  Major distilled spirits brands sold by units of JBB

Worldwide, Inc. include Jim Beam and the Small Batch Bourbons,

DeKuyper cordials, After Shock liqueur and Whyte & Mackay Scotch.

  Gallaher Limited sells tobacco products internationally,

principally in Europe, where its major brands include Benson and

Hedges and Silk Cut.

              # # #